Exhibit 99.1

CITADEL SECURITY SOFTWARE INC.

PRESS RELEASE


Contact:       Robert Humphrey                    Sandy Levine

               Citadel Security Software Inc.     Advice Unlimited

               (214) 750-2438                     (301) 924-0330

               rhumphrey@citadel.com              slevine@adviceunlimited.net


CITADEL SECURITY SOFTWARE INC.   ANTICIPATES TRADING OVER THE COUNTER ON MAY 5,
2006 FOLLOWING RECEIPT OF DELISTING NOTICE FROM NASDAQ CAPITAL MARKET

DALLAS, TEXAS--MAY 4, 2006 -- Citadel Security Software Inc. (NASDAQ: CDSS) announced today that on May 3, 2006, it received a letter from The NASDAQ Stock Market notifying Citadel that Nasdaq has determined to delist Citadel's shares of common stock from the Nasdaq Capital Market effective as of the open of business on Friday, May 5, 2006 as a result of Citadel's failure to maintain compliance with Marketplace Rules 4310(c)(4) (the $1 per share minimum trading price) and 4310(c)(2)(B) (the requirement to maintain a minimum stockholders equity, market value of listed securities, or net income from continuing operations).

Citadel expects that its common stock will be traded over the counter under the symbol "CDSS" commencing May 5, 2006.

ABOUT CITADEL SECURITY SOFTWARE INC.
Citadel Security Software Inc. (CDSS - News) delivers security solutions that
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enable organizations to manage risk, reduce threats and enforce compliance with security policies and regulations. Citadel's proven architecture provides a business process to manage the increasing volume, frequency and complexity of cyber security attacks. Citadel combines the world's largest active library of remediations spanning all classes of vulnerabilities with a proven delivery methodology to dramatically streamline vulnerability management and security compliance and provide ROI from the first use. Citadel solutions are used across the Department of Defense, at the Veterans Administration, and within other government and commercial organizations. For more information on Citadel, visit www.citadel.com, or call 888-8CITADEL.
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SAFE HARBOR/FORWARD-LOOKING STATEMENTS:
Forward-looking statements contained in this news release, including those related to the Company's delisting from the NASDAQ Capital Market and trading over the counter, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of known and unknown risks and uncertainties that could materially affect future results and may cause such forward-looking statements not to be realized. These risks and uncertainties, many of which are not within the Company's control, include, but are not limited to, the Company's ability to commence trading of its shares over the counter and the adverse consequences that may result from its delisting including with respect to its Series A and Series B Convertible Preferred Stock; changes to or developments in the Company's financial situation; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Editors Note: Citadel is a trademark and Hercules(R) is a registered trademark of Citadel Security Software